                                                      Confidential Treatment


                                                                EXHIBIT 10.7













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                            COAL SUPPLY AGREEMENT

                                     FOR

                         SEI BIRCHWOOD POWER FACILITY




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                                JULY 22, 1993
                                -------


                    SEI Birchwood Contract No. 6709-P-003
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
                            COAL SUPPLY AGREEMENT
                             (Birchwood Project)

                              TABLE OF CONTENTS

ARTICLE 1 -  DEFINITIONS...................................................    2
Section 1.1. Definitions...................................................    2

ARTICLE 2 -  TERM..........................................................    8
Section 2.1. Term..........................................................    8

ARTICLE 3 -  PAYMENT FOR COAL..............................................    9
Section 3.1. Price.........................................................    9
Section 3.2. Quarterly Adjustments.........................................    9
Section 3.3. Indices.......................................................    9
        Section 3.3.1. Base Eastern Bituminous Coal Index (BEBCI)..........    9
        Section 3.3.2. Eastern Bituminous Coal Index (EBCI)................    9
Section 3.4. Adjustments to Coal Price.....................................   10
Section 3.5. Price Changes As a Result of Redetermination of Adjustment
             Factors.......................................................   10
        Section 3.5.1. Redetermination Provisions..........................   10
        Section 3.5.2. Notice to Seller and Right to Participate...........   11
        Section 3.5.3. Request by Buyer to Redetermine.....................   11
        Section 3.5.4. Revocation of Participation Rights..................   12
        Section 3.5.5. Adjustments to Price for Coal.......................   12
Section 3.6. Special Adjustments Agreement.................................   13
Section 3.7. Price Adjustments for Quality Variance........................   13
        Section 3.7.1. Ash Content.........................................   13
        Section 3.7.2. BTU.................................................   13
        Section 3.7.3. Adjustments to Ash Content and BTU Rates............   14

ARTICLE 4 -  OPERATION OF THE MINE.........................................   15
Section 4.1. Seller's Skill, Capital and Facilities........................   15
Section 4.2. Compliance With Law...........................................   15

ARTICLE 5 -  CONSTRUCTION AND OPERATION OF THE FACILITY....................   16
Section 5.1.     Notice of Build-Up Period.................................   16
Section 5.2.     Notice of Start-Up Date...................................   16
Section 5.3.     No Duty to Construct or Operate the Facility..............   16

ARTICLE 6 -  QUANTITY......................................................   17
Section 6.1. Build-Up Period...............................................   17
Section 6.2. Operating Period..............................................   17

ARTICLE 7 -  QUALITY REQUIREMENTS..........................................   18
Section 7.1. No Foreign Matter.............................................   18
Section 7.2. Individual Specifications.....................................   18
Section 7.3. Guaranteed Specifications.....................................   19
Section 7.4. Temporary Adjustments to Individual Specifications............   19
Section 7.5. Permanent Adjustments to Individual and Guaranteed
             Specifications................................................   20
Section 7.6. Buyer's Remedies for Failure to Meet Specifications...........   22

ARTICLE 8 - SOURCE OF COAL AND MINE RESERVES...............................   27
Section 8.1. Source of Coal................................................   27
Section 8.2. Restrictions on Transfer of Mine Reserves.....................   27
Section 8.3. Substitute Coal...............................................   28

ARTICLE 9 - DELIVERY, LOADING AND TRANSPORTATION...........................   30
Section 9.1. Scheduling of Deliveries......................................   30
Section 9.2. Delivery......................................................   31
Section 9.3. Weighing......................................................   32
        Section 9.3.1. Seller Weights......................................   32
        Section 9.3.2. When Seller's Weights Not Available.................   34
Section 9.4. Loading.......................................................   34
Section 9.5. Transportation................................................   36
Section 9.6. Shipping Notice...............................................   36
Section 9.7. Assurances of Delivery........................................   37

ARTICLE 10 - SAMPLING AND ANALYSIS........................................... 38
Section 10.1.  Procedures.................................................... 38
Section 10.2.  Selection and Discharge of the Lab............................ 38
Section 10.3.  Duties of the Lab............................................. 39
Section 10.4.  Failure of Sampling or Analysis Procedures.................... 40
Section 10.5.  Rights of Buyer and Seller in Sampling and Analysis........... 40
Section 10.6.  Costs of the Lab.............................................. 41

ARTICLE 11 - PAYMENTS, ADJUSTMENTS FOR QUALITY AND DEFERRED
                         PAYMENTS............................................ 42
Section 11.1.  Invoices...................................................... 42
Section 11.2.  Payment....................................................... 42
Section 11.3.  Disputed Invoices............................................. 42
Section 11.4.  Records....................................................... 43

ARTICLE 12 - INSURANCE....................................................... 44
Section 12.1.  Insurance..................................................... 44
Section 12.2.  Coverages..................................................... 44
Section 12.3.  Evidence of Coverage.......................................... 45
Section 12.4.  Liability Notwithstanding Insurance Coverage.................. 45

ARTICLE 13 - INDEMNIFICATION................................................. 46
Section 13.1.  Environmental................................................. 46
Section 13.2.  Notice and Legal Defense...................................... 46
Section 13.3.  Failure to Defend Action...................................... 47
Section 13.4.  Indemnification Account....................................... 48
Section 13.5.  Survival...................................................... 48

ARTICLE 14 - FORCE MAJEURE................................................... 49
Section 14.1.  Definition.................................................... 49
Section 14.2.  Effect of Force Majeure....................................... 50
Section 14.3.  Notice........................................................ 52
Section 14.4.  Burden of Proof............................................... 53
Section 14.5.  Buyer's Right to Suspend or Terminate......................... 53
Section 14.6.  Seller's Right to Suspend or Terminate........................ 54
Section 14.7.  Extension of Term............................................. 55

ARTICLE 15 - BUYER'S RIGHT TO BUY OUT........................................ 56
Section 15.1.  Payment to Seller............................................. 56

ARTICLE 16 - EVENTS OF DEFAULT; REMEDIES..................................... 57
Section 16.1.  Event of Default.............................................. 57
Section 16.2.  Remedy for Breach............................................. 57
Section 16.3.  Specific Performance and Injunctive Relief.................... 58

ARTICLE 17 - WAIVER.......................................................... 59
Section 17.1.  Waiver........................................................ 59

ARTICLE 18 - SUCCESSORS AND ASSIGNS.......................................... 60
Section 18.1.  Consent Generally Required for Assignment..................... 60
Section 18.2.  Seller's Right to Assign...................................... 60
Section 18.3.  Buyer's Right to Assign....................................... 61
Section 18.4.  Financing Parties' Beneficiaries.............................. 62
Section 18.5.  Successors and Assigns........................................ 63

ARTICLE 19 - ARBITRATION..................................................... 64
Section 19.1.  Scope......................................................... 64
Section 19.2.  Arbitration Panel............................................. 64
Section 19.3.  Arbitrator(s) Decision........................................ 65
Section 19.4.  Confidentiality of Proceeding................................. 65
Section 19.5.  Survival...................................................... 65

ARTICLE 20 - NOTICES................................................................................. 66
Section 20.1.  Notices............................................................................... 66
Section 20.2.  Effectiveness......................................................................... 67
Section 20.3.  Changes in Persons and Addresses...................................................... 67

ARTICLE 21 - MISCELLANEOUS........................................................................... 68
Section 21.1.  Independent Contractor................................................................ 68
Section 21.2.  Agents of Seller; Subcontractors...................................................... 68
Section 21.3.  Confidentiality....................................................................... 69
Section 21.4.  Amendments............................................................................ 69
Section 21.5.  Choice of Law......................................................................... 70
Section 21.6.  Severability and Renegotiation........................................................ 70
Section 21.7.  Other Agreements...................................................................... 70
Section 21.8.  Captions.............................................................................. 70
Section 21.9.  Counterparts.......................................................................... 71
Section 21.10.  Non-Recourse Nature of Certain Obligations........................................... 71
Section 21.11.  Construction......................................................................... 71

                              COAL SUPPLY AGREEMENT

                               (Birchwood Project)

        THIS COAL SUPPLY AGREEMENT (the "Agreement"), made and entered into as of this 22nd day of July, 1993, by and among BIRCHWOOD POWER PARTNERS, L.P., a limited partnership, organized under the laws of the State of Delaware and having its principal office at 100 Ashford Center North, Atlanta, Georgia 30338 (hereinafter referred to as "Buyer"), on the one hand; and AGIPCOAL HOLDING USA, INC. ("Holding"), AGIPCOAL SALES USA, INC. ("Sales"), LAUREL CREEK CO., INC. ("Laurel") and ROCKSPRING DEVELOPMENT, INC. ("Rockspring"), all being corporations organized under the laws of the State of Delaware and, in the case of Holding, having a principal office c/o C T Corporation, 1209 Orange Street, Wilmington, Delaware, 19801, in the cases of Laurel and Rockspring having principal offices at Right Fork of Camp Creek, East Lynn, West Virginia 25512, and in the case of Sales, having a principal office at 401 Tenth Street, Suite 301, Huntington, West Virginia 25701, on the other, (Holding, Sales, Laurel and Rockspring being collectively and jointly and severally referred to as "Seller").

                              W I T N E S S E T H:

        WHEREAS, Buyer, or a designee, assignee or affiliate thereof, desires to construct and operate a cogeneration facility to be located in King George County, Virginia, for the production and sale of steam and electricity;

        WHEREAS, Holding is the parent corporation of Sales, Laurel and Rockspring and together with such subsidiaries owns and controls the "Mine" (as hereinafter defined);

        WHEREAS, Buyer desires to secure, and Seller desires to supply, an assured and dependable supply of Coal suitable for use in the cogeneration facility; and

        WHEREAS, the parties hereto desire to set forth their mutual agreements and covenants with regard to the Coal supply;

        NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter stated, Seller agrees to obtain, sell and deliver to Buyer, and Buyer agrees to purchase, accept and pay for, Coal of the quantity and quality hereinafter stated, upon the following terms and conditions:

                             ARTICLE 1 - DEFINITIONS

        Section 1.1. Definitions. As used in this Agreement, the following words and phrases shall have the following meanings:

        "Adjusted Base Price" - the purchase price per Ton of Coal delivered by Seller to Buyer during a particular Year as adjusted from time to time in accordance with the provisions of Sections 3.2, 3.3 and 3.4 of this Agreement.

        "As Received" - Coal without drying or processing other than crushing.

        "ASTM" - American Society for Testing and Materials.

        "Base Fuel Compensation Price" - shall have the meaning provided in the Power Agreement. Such meaning includes the transportation of Coal.

        "Base Price" - the price for Coal provided in Section 3.1 of this Agreement.

        "Birchwood Power Partners, L.P." - a limited partnership organized under the laws of Delaware presently consisting of SEI Birchwood, Inc. and Birchwood Development Corp., each organized under the laws of Delaware.

        "BTU" - British Thermal Unit.

        "Build-Up Period" - a period of time prior to the Start-Up Date during which Buyer will accumulate (i) a supply of Coal sufficient to complete the necessary testing requirements of the Facility and (ii) a supply of Coal sufficient to initially operate the Facility and (iii) a supply of coal to create an inventory of thirty (30) days' storage.

        "Buyer" - Birchwood Power Partners, L.P. and its successors and assigns, or its designee, assignee or affiliate designated to own and/or operate the Facility, including the Facility Operator.

        "Call Amount" - the amount provided in Section 15.1 of this Agreement.

        "Coal" - Coal tendered by Seller for delivery to Buyer under this Agreement.

        "Delivered Cost" - the total cost per Ton incurred by Buyer in connection with (i) purchasing or otherwise acquiring Coal for use at the Facility and (ii) transporting such Coal to the Facility.

        "ERLB" - ER&L-Birchwood, Inc., a Delaware corporation.

         "Event of Default" - shall have the meaning set forth in Section 16.1 of this Agreement.

         "Facility" - the cogeneration facility (including all additions, replacements and substitutions thereto) to be located in King George County, Virginia.

         "Facility Operator" - the person or entity designated by Buyer to manage, operate and maintain the Facility.

         "Financing Documents" - the loan agreements, notes, indentures, security agreements, subordination agreements and other documents relating to the construction and permanent financing of the Facility.

         "Financing Parties" - (i) any and all lenders providing the construction and/or permanent financing for the Facility, and the indenture trustee or trustees, if any, and (ii) any and all equity investors (other than Buyer) providing funding for the Facility, and the owner trustee or trustees, if any.

         "Force Majeure" - shall have the meaning set forth in Section 14.1 of this Agreement.

         "Fuel Compensation Price" - shall have the meaning provided in the Power Agreement. Such meaning includes the transportation of Coal.

         "Guaranteed Specifications" - the specifications and quality characteristics set forth in Section 7.3 of this Agreement.

         "Hazardous Materials" - all pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes proscribed under any applicable Federal, State or local statute, law, regulation, ordinance, rule, judgment, order or decree including, without limitation, the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
Section 6901, et seq., the Federal Clean Water Act, as amended, 33 U.S.C.
Section 1251, et seq., the Federal Clean Air Act, as amended, 42 U.S.C. Section 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq.

         "Individual Specifications" - the specifications and quality characteristics set forth in Section 7.2 of this Agreement of a Shipment of Coal tendered by Seller for delivery to Buyer pursuant to this Agreement.

         "Initial Synchronization Date" - the first date upon which (i) energy is generated by the Facility and (ii) such energy is metered by Virginia Power.

         "Lab" - the person, company or other entity selected and retained by the Parties to perform the sampling and analyses of Coal pursuant to Article 10 of this Agreement.

         "Mine" - Seller's respective mining complex at Camp Creek and Ten Mile, West Virginia, together with coal loading facilities at Laurel Creek and Ten Mile, West Virginia, including structures, equipment, excavations, roadways, waste disposal sites, and transportation, loading, connecting and related facilities which may be required for Seller's performance of this Agreement. For purposes of Section 3.1 of this Agreement, Mine shall mean the place where railroad cars are loaded and tendered to the Transportation Company.

         "Mine Reserves" - recoverable Coal reserves or deposits located at the Mine.

         "Operating Period" - the period of time commencing on the Start-Up Date and continuing thereafter during the term of this Agreement.

         "Party" or "Parties" - as the case may be, a signatory or the signatories to this Agreement.

         "Permit" - any valid waiver, exemption, variance, franchise, permit, authorization, license or similar order of or from any Federal, state or local government, authority, agency, court or other body having jurisdiction over the matter in question.

         "Power Agreement" - the Power Purchase and Operating Agreement dated as of July 13, 1990 between SEI Birchwood, Inc. and Virginia Electric and Power Company, including all appendices and all amendments thereto that may be made from time to time.

         "Prime Rate" - the rate of interest publicly announced from time to time as its prime rate by Citibank, N.A., New York.

         "Quality Adjustments" - adjustments made to the purchase price of Coal based on quality variances as provided in Section 3.6 of this Agreement.

         "Requirements" - the total number of Tons of Coal purchased or acquired by Buyer for use at the Facility.

         "Seller" - AgipCoal Holding USA, Inc., AgipCoal Sales USA, Inc., Laurel Creek Co., Inc. and Rockspring Development, Inc. and their respective successors and assigns.

         "Shipment" - such amount of Coal as the Transportation Company accepts for any single trainload shipment, approximately ninety (90) carloads, of Coal tendered by Seller for delivery to Buyer under this Agreement.

         "Special Adjustments Agreement" - that certain Agreement between Buyer, Seller and ERLB dated as of even date herewith.

         "Start-Up Date" - the date which Buyer designates as the date on which regular commercial operation of the Facility shall commence.

         "Ton" - a short net ton of two thousand (2,000) pounds (avoirdupois).

         "Transportation Company" - the railroad arranged for by ERLB to provide transportation of the Coal from the Mine to the Facility.

         "Virginia Power" - Virginia Electric and Power Company.

         "Year" - the period of time from the date of the first delivery of Coal pursuant to this Agreement through the next succeeding December 31 and, thereafter, the period of time from January 1 through December 31 in each succeeding calendar year during the term of this Agreement.

                                ARTICLE 2 - TERM

         Section 2.1. Term. This Agreement shall be effective from the date hereof and, unless earlier terminated in accordance with the provisions hereof or extended pursuant to Section 14.7 of this Agreement, shall continue in effect until the twenty-fifth (25th) anniversary of the Start-Up Date. The Start-Up Date shall be no later than November 24, 1997, unless extended due to Force Majeure as provided in Article 14 of this Agreement.

                          ARTICLE 3 -- PAYMENT FOR COAL

         Section 3.1. Price. The price to be paid by Buyer to Seller for deliveries of Coal shall be the Base Price, F.O.B. Mine, loaded in railroad cars of the Transportation Company, adjusted as provided herein. The Base Price based on the Guaranteed Specifications shall be:

                   $[xxx] per net Ton as of October 1, 1989.

         Section 3.2. Quarterly Adjustments. Adjustments, up or down, by use of percentages equal to the percent changes of the indices provided herein shall be applied quarterly to the price for Coal.

         Section 3.3. Indices. For the purpose of this Section, the following terms, whether in the singular or in the plural, shall have the meanings stated below:

               Section 3.3.1. Base Eastern Bituminous Coal Index (BEBCI). The Base Eastern Bituminous Coal Index ("BEBCI") is the Eastern Bituminous Coal Index for the second calendar quarter of 1989. Using the definitions specified herein, it is designated (EBCI) (2d Q., 1989) and is equal to 147.7 cents per million BTU.

               Section 3.3.2. Eastern Bituminous Coal Index (EBCI). The Eastern Bituminous Coal Index ("EBCI") is the average cost of Coal (including the impact of any applicable tax credit, e.g. the Virginia Tax Credit) purchased for Virginia Power's in-system coal-fired stations (which excludes Mt. Storm) reported in cents per million BTU for the calendar quarter in question. The index is calculated using the weighted average delivered cost of solid fuel,

------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

in c./million BTU, reported on Virginia Power's FERC Form 423. The EBCI shall be abbreviated as "EBCI (q,y)" where "q" is the calendar quarter and "y" is the year.

         Section 3.4. Adjustments to Coal Price. At least two (2) weeks prior to the Initial Synchronization Date and at least two (2) weeks prior to the beginning of each subsequent calendar quarter thereafter, the Adjusted Base Price for Coal that will be effective during that next subsequent calendar quarter shall be calculated as follows:

         Adjusted Base Price =      EBCI(q-2,y)-l       X Base Price
                                -----------------------
                                       BEBCI-1

Thus, if the price for Coal were being determined for the first calendar quarter of 1990, the numerator of the above equation would be "EBCI(3d Q., 1989)-l."

         Section 3.5. Price Changes As a Result of Redetermination of Adjustment Factors.

               Section 3.5.1. Redetermination Provisions. The Adjusted Base Price of Coal shall be changed when the Base Fuel Compensation Price or the indices of the fuel component provided in the Power Agreement are redetermined between Virginia Power and Buyer. Buyer warrants and represents that Attachment A hereto is a true copy of the pertinent provisions, as edited by Virginia Power, of the executed Power Agreement providing for redetermination of fuel component adjustment factors. Buyer shall promptly notify Seller in writing of any changes to such provisions.

               Section 3.5.2. Notice to Seller and Right to Participate. If a notice is served and negotiations or arbitration undertaken under the Power Agreement as to adjustment factors therein, Buyer shall promptly advise Seller in writing. Buyer will designate Seller as a representative of Buyer in order to allow Seller to participate fully in the negotiation and/or arbitration process regarding adjustments to the Fuel Compensation Price under the Power Agreement. In the event negotiations under the Power Agreement do not resolve the redetermination of the Fuel Compensation Price under the Power Agreement and arbitration is invoked by Virginia Power or Buyer under the Power Agreement, Seller shall, in its role as a representative of Buyer, participate in preparing the written arbitration statement of Buyer under the Power Agreement and have the right to approve any arbitrator designated by Buyer under Section 10.8 of the Power Agreement, which approval shall not be unreasonably withheld or denied. In participating in such redetermination of the Fuel Compensation Price under the Power Agreement Seller shall honor and abide by all rules, obligations and process of the redetermination process imposed on Buyer under the Power Agreement. Buyer will not settle any negotiation or arbitration over the adjustment to the Fuel Compensation Price under the Power Agreement without the consent of Seller, which consent will not be unreasonably withheld or delayed.

               Section 3.5.3. Request by Buyer to Redetermine. Buyer agrees to initiate a written notice requesting a redetermination under the Power Agreement of the BEBCI, the EBCI and/or the fuel component of the Base Fuel Compensation Price only at Seller's prior written request. If Seller in writing requests Buyer to make a redetermination as provided in
Section 10.7 of the Power Agreement (as provided in Attachment A hereto), Buyer shall submit within fifteen (15) days after receipt of such request a written notice to Virginia Power requesting redetermination.

               Section 3.5.4. Revocation of Participation Rights. Buyer shall have the right to revoke Seller's designation as a representative of Buyer in the redetermination of the Fuel Compensation Price under the Power Agreement (by negotiations and/or arbitration) and Seller's other rights under Sections 3.5.2 and 3.5.3 above upon the occurrence of an Event of Default hereunder by Seller for which Seller has received appropriate notice under Section 16.1 of this Agreement and has not cured in accordance with the applicable time periods referred to in Section 16.1 of this Agreement.

               Section 3.5.5. Adjustments to Price for Coal. In the event the negotiations or arbitration with Virginia Power results in a change, up or down, in the Fuel Compensation Price provided in the Power Agreement, the same proportionate change shall be applied to the then Adjusted Base Price for Coal under this Agreement at the same time that such change applies to the Fuel Compensation Price. If the change is a percent change, the same percent change shall be applied to the then Adjusted Base Price for Coal. If the change is a dollar change, a percent change shall be determined based on the dollar change and the resulting percent change shall be applied to the then Adjusted Base Price of Coal.

         Section 3.6. Special Adjustments Agreement. The parties acknowledge and agree that the Special Adjustments Agreement may alter the amount to be paid to Seller for the Adjusted Base Price of Coal, and that Buyer will have no liability under this Agreement in the event Buyer pays Seller for Coal the amounts that may be determined under the Special Adjustments Agreement. No dispute arising under the Special Adjustments Agreement shall relieve Seller from performing its obligations and duties under this Agreement.

         Section 3.7. Price Adjustments for Quality Variance. Adjustments determined either by subtractions from or additions to the Adjusted Base Price based on quality variances of Coal ("Quality Adjustments") shall be made for (i) ash content and (ii) BTU content from variances from the Guaranteed Specifications as follows:

               Section 3.7.1. Ash Content. For ash content which exceeds 10%, the Adjusted Base Price shall be reduced by $[xxx] per Ton as of October 1, 1989 for each additional percentage point over 10% (rounded to the nearest .1%). The foregoing adjustments shall be calculated on a pro rata basis in the event of partial differences and accounted for monthly pursuant to Section 11.1 of this Agreement. No additions to the Adjusted Base Price shall be made for shipments of Coal having an ash content of less than 10%.

               Section 3.7.2. BTU. For shipments having less than 12,300 BTU/lb., the Adjusted Base Price shall be reduced at the rate of $[xxx] per Ton as of October 1, 1989 for each 100 BTU/lb.

------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

under 12,300 BTU/lb. For shipments having more than 12,300 BTU/lb., the Adjusted Base Price shall be increased at the rate of $[xxx] per ton as of October 1, 1989 for each 100 BTU/lb. above 12,300 BTU/lb. The foregoing adjustments shall be calculated on a pro rata basis in the event of partial differences and accounted for monthly pursuant to Section 11.1 of this Agreement.

               Section 3.7.3. Adjustments to Ash Content and BTU Rates. The rates provided in Sections 3.7.1 and 3.7.2 of this Agreement shall be adjusted at the same time and by the same method as the Base Price is adjusted as provided in Sections 3.2, 3.3 and 3.4 of this Agreement.

------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

                        ARTICLE 4 - OPERATION OF THE MINE

         Section 4.1. Seller's Skill, Capital and Facilities. Seller represents, warrants and covenants that (i) its management is and shall continue to be composed of experienced and skillful operators in the business of producing Coal, (ii) it shall exercise in the performance of its obligations under this Agreement that degree of care of persons so skilled, and (iii) it shall at all times have adequate skilled personnel, machinery, equipment, facilities and capital to mine, produce, prepare and deliver the quantity and quality of Coal required under this Agreement.

        Section 4.2. Compliance With Law. Seller represents, warrants and covenants that it currently has, and during the term of this Agreement shall maintain, all permits that are or may be required for Seller's operation of the Mine and/or Seller's performance of any of its obligations under this Agreement. Seller shall, in the performance of its obligations under this Agreement, fully comply with all applicable laws, statutes, regulations, ordinances, permits, governmental orders or common law duties. Seller shall promptly notify Buyer of any actual or threatened change in or breach by a third party of any applicable law, statute, regulation, ordinance, permit, governmental order or common law duty that may adversely affect the timely supply of Coal under this Agreement.

             ARTICLE 5 - CONSTRUCTION AND OPERATION OF THE FACILITY

         Section 5.1. Notice of Build-Up Period. Buyer shall notify Seller of the commencement date of the Build-Up Period not less than ninety (90) days prior to such commencement date.

         Section 5.2. Notice of Start-Up Date. Buyer shall notify Seller of the estimated Start-Up Date not less than ninety (90) days prior to such Start-Up Date.

         Section 5.3 No Duty to Construct or Operate the Facility. Notwithstanding any other provision contained in this Agreement, Buyer shall have no obligation to design, plan, finance, construct or operate the Facility. If Buyer in its sole and unfettered discretion at any time discontinues or abandons the design, planning, financing, construction or operation of the Facility or if the Power Agreement is terminated, Buyer shall have the right to terminate this Agreement upon providing Seller not less than thirty (30) days' prior written notice of such termination. Buyer's termination of this Agreement pursuant to this Section 5.3 shall not constitute an Event of Default within the meaning of Article 16 of this Agreement, and shall not result in liability of either Party to the other except for payments due and owing and claims in dispute on the date of such termination.

                              ARTICLE 6 - QUANTITY

         Section 6.1. Build-Up Period. During the Build-Up Period, Seller shall mine, sell and deliver to Buyer, and Buyer shall purchase, accept and pay for, an amount of Coal sufficient to operate the Facility and complete any testing requirements of the Facility and to create an inventory of thirty (30) days' storage as determined by Buyer in its discretion.

         Section 6.2. Operating Period. During the Operating Period, Seller shall mine, sell and deliver to Buyer, and Buyer shall purchase, accept and pay for, an amount of Coal representing one hundred percent (100%) of the Buyer's Requirements of the Facility, as determined by Buyer in its discretion.

                        ARTICLE 7 - QUALITY REQUIREMENTS

        Section 7.1. No Foreign Matter. Coal tendered by Seller for delivery to Buyer shall be substantially free from impurities including, but not limited to, bone, salt, earth, rock, wood, tramp metal and mine debris and shall not contain any Hazardous Materials. In this regard Seller shall not be required to use freeze-proof materials specified under Section 9.4 if such freeze-proof materials contain Hazardous Materials. No oil or other material shall be added to the Coal to change its natural heating value.

         Section 7.2. Individual Specifications. Each individual Shipment of Coal tendered by Seller for delivery to Buyer shall meet, on an As Received basis, the following Individual Specifications based on the analysis of such Coal performed pursuant to Article 10 of this Agreement:


                                                              Individual Specs
                                                              ----------------

                                                              Max.                     Min.           ASTM
                                                              ----                     ----           ----

Moisture Content (%)                                             9                       3           D-3302

Ash Content (%)                                                 12                      NA           D-3174

Sulphur Content (%)                                            .95                      NA           D-4239

Volatile Matter (%)                                             36                      32           D-3175

BTU/lb.                                                        N/A                  12,000           D-2015

Delivered Size (inches)                                          2                      NA           D-4749

Ash Fusion Temp. (degrees F) H=W                               N/A                   2,500           D-1857
  Reducing Conditions

Grindability (HGI)                                              45                      38            D-409

Fines (% less than 28 Mesh.)                                    20                      NA           D-4749

         Section 7.3. Guaranteed Specifications. Coal tendered by Seller for delivery to Buyer during each calendar month shall meet the following Guaranteed Specifications based on the weighted average analyses performed pursuant to
Article 10 of this Agreement regarding each Shipment of Coal delivered to Buyer during such calendar month:



                                                                                               ASTM
                                                              Guaranteed Specs                Method
                                                              ----------------                ------

  Moisture Content (%)                                                   8 max.               D-3302

  Ash Content (%)                                                       10 max.               D-3174

  Sulphur Content (%)                                                  .95 max.               D-4239

  Volatile Matter (%)                                           36 max. 32 min.               D-3175

  BTU/lb.                                                           12,300 min.               D-2015

  Delivered Size (inches)                                                2 max.               D-4749

  Ash Fusion Temperature (degrees F.) H=W                            2,500 min.               D-1857
  Reducing Conditions

  Grindability (HGI)                                                    40 min.                D-409

  Fines (% less than 28 Mesh.)                                          15 max.               D-4749

        Section 7.4. Temporary Adjustments to Individual Specifications. If, after taking into account (i) the quantities, qualities and characteristics of all Coal previously delivered by Seller during the then-current calendar month,
(ii) the quantities, qualities and characteristics of Coal scheduled or expected to be delivered by Seller during the remainder of such calendar month and

(iii) any other relevant factors, Buyer determines that the Coal to be supplied by Seller during such calendar month will not meet the Guaranteed Specifications, then Buyer may request (and Seller shall be obligated to accept) reasonable changes of any or all of the Individual Specifications which must be satisfied by subsequent Shipments during such calendar month so as to ensure that the total amount of Coal supplied by Seller during such calendar month will meet the Guaranteed Specifications. Buyer shall notify Seller of any such changes of the Individual Specifications, and Shipments tendered by Seller for delivery more than two (2) days after such notice shall meet the revised Individual Specifications requested by Buyer pursuant to this Section 7.4.

         Section 7.5. Permanent Adjustments to Individual and Guaranteed Specifications.

              (a) Buyer may request changes of any or all of the Individual Specifications or Guaranteed Specifications under the following circumstances:

                  (i) If, on the basis of test burns of Coal conducted at the Facility or regular operations at the Facility, Buyer determines that changes of any or all of the Individual Specifications or Guaranteed Specifications are necessary (without otherwise requiring changes to the physical plant of the Facility) for continued safe and efficient operations of the Facility, then Buyer may request changes of any such Individual Specifications or Guaranteed Specifications so as to ensure such continued safe and efficient operation; or

                  (ii) If the Facility is required as a result of any law, Permit or governmental order or regulation to burn Coal having specifications and quality characteristics different from the Individual Specifications or Guaranteed Specifications set forth in Sections 7.2 and 7.3 of this Agreement, then Buyer may request changes of any such Individual Specifications or Guaranteed Specifications as may be necessary (without otherwise requiring changes to the physical plant of the Facility) to comply with such law, Permit, governmental order or regulation. Buyer shall promptly notify Seller of any such requested changes of the Individual Specifications.

              (b) Not more than thirty (30) days after Buyer requests changes of any of the Individual Specifications or Guaranteed Specifications pursuant to
Section 7.5(a) of this Agreement, Seller shall notify Buyer whether it intends to supply Coal meeting the revised Individual Specifications or Guaranteed Specifications requested by Buyer without any increase in the otherwise applicable Adjusted Base Price. If Seller notifies Buyer that it will supply Coal meeting the revised Individual Specifications or Guaranteed Specifications requested by Buyer without any increase in the otherwise applicable Adjusted Base Price, then such revised specifications shall be deemed to have been substituted for the Individual Specifications and Guaranteed Specifications set forth in Sections 7.2 and 7.3 of this Agreement and shall thereafter become the operative specifications for purposes of this Agreement. If Seller notifies Buyer that it will not supply Coal meeting the revised Individual Specifications or Guaranteed Specifications without any increase in the otherwise applicable Adjusted Base Price, or if Seller fails to provide Buyer timely notice as required under this Section 7.5(b), then either Party may request a negotiation meeting; and the Parties, within seven (7) days after one Party serves written notice on the other for a meeting, shall meet and attempt in good faith to negotiate a new Adjusted Base Price. If the Parties are unable to negotiate a new Adjusted Base Price, either Party shall have the right to have the new Adjusted Base Price set by arbitration pursuant to Article 19 of this Agreement. The arbitrator(s) must determine that (a) the new Adjusted Base Price will allow the Facility to operate economically, and (b) the new Adjusted Base Price will allow a reasonable economic return for Seller. If such determinations are not made, either Party may terminate this Agreement. Termination of this Agreement pursuant to this Section 7.5(b) shall not constitute an Event of Default within the meaning of Article 16 of this Agreement, and shall not result in liability of either Party to the other except for payments due and owing and claims in dispute on the date of such termination.

         Section 7.6. Buyer's Remedies for Failure to Meet Specifications. Seller recognizes that the failure to deliver Coal meeting the applicable Individual Specifications and/or Guaranteed Specifications may, among other things, (i) cause the Facility to be unable to operate without violating applicable laws, permits, governmental orders or regulations (including laws, permits, governmental orders and regulations pertaining to environmental matters), which violation could subject Buyer to civil and criminal penalties and result in orders or injunctions restraining operation of the Facility, (ii) cause damage to the Facility or (iii) prevent the Facility from operating in the safe, efficient and economic manner for which it was designed. Based on this understanding, the Parties agree as follows:

                  (a) Buyer shall have the right to reject, at any time prior to unloading the railcars of Coal at the Facility, in whole or in part, any individual Shipment of Coal that fails to meet the Individual Specifications, subject to the following: (i) if Buyer rejects a partial Shipment of Coal which is not unloaded because the Shipment fails to meet Individual Specifications, Buyer shall reject the entire, unloaded, balance of the Shipment; or (ii) if Buyer rejects an individual car of Coal, which is part of a Shipment, because such individual car of Coal visibly and patently contains foreign matter as described in Section 7.1 of this Agreement, Buyer shall not reject the balance of the Shipment, unless the balance fails to meet the Individual Specifications. Buyer shall notify Seller of the rejection of any such Shipment and of the reasons for such rejection as soon as practicable. Buyer shall not be liable to Seller for the Adjusted Base Price under Article 3 of this Agreement for any Shipment of Coal rejected by Buyer under this Section 7.6(a). Seller at its own expense shall promptly arrange with ERLB for the disposition of any Shipment of Coal rejected pursuant to this Section 7.6(a) and (to the extent that Buyer has not purchased replacement Coal pursuant to Section 7.6(c) of this Agreement) shall cure any deficiency in the supply of Coal caused by such rejection not more than seven (7) days after such rejection. Seller shall reimburse Buyer for all costs incurred by Buyer to transport any rejected Shipment between the Mine and the Facility or the point of reconsignment or reshipment and for all costs incurred by Buyer and caused by or incurred because of the rejected Shipment, including, but not limited to, demurrage.

              (b) If, during any thirty (30) consecutive days, Seller tenders for delivery to Buyer two (2) or more Shipments that fail to meet the Individual Specifications (whether or not such Shipments have been or could be rejected by Buyer pursuant to Section 7.6 (a) of this Agreement), then Buyer may (i) request that Seller provide at its own expense assurances to Buyer's satisfaction that future Shipments of Coal will meet the Individual Specifications and/or (ii) direct Seller by notice to suspend further deliveries of Coal under this Agreement. Any such suspension of deliveries shall continue until the earlier of (x) Buyer's notice to Seller to resume deliveries of Coal under this Agreement or (y) Seller's provision and Buyer's acceptance of the assurances requested by Buyer. If Seller fails to provide the assurances requested by Buyer within ten (10) days after such request, or if Seller within sixty (60) days after the resumption of Coal deliveries tenders for delivery to Buyer any Shipment that fails to meet the Individual Specifications, then Buyer shall have the right (in addition to pursuing any other remedy provided under this Agreement) to terminate this Agreement upon providing Seller not less than ten
(10) days' prior notice of such termination.

               (c) If, during any two (2) consecutive calendar months, Seller's deliveries of Coal under this Agreement fail to meet the Guaranteed Specifications, then Buyer may (i) request that Seller provide at its own expense assurances to Buyer's satisfaction that future deliveries of Coal will meet the Guaranteed Specifications, and/or (ii) direct Seller by notice to suspend further deliveries of Coal under this Agreement. Any such suspension of deliveries shall continue until the earlier of (x) Buyer's notice to Seller to resume deliveries of Coal under this Agreement or (y) Seller's provision and Buyer's acceptance of the assurances requested by Buyer. If Seller fails to provide the assurances requested by Buyer within ten (10) days after such request, or if Seller fails to meet the Guaranteed Specifications during the next succeeding calendar month after the resumption of Coal deliveries, then Buyer shall have the right (in addition to pursuing any other remedy provided under this Agreement) to terminate this Agreement upon providing Seller not less than ten (10) days' prior notice of such termination.

               (d) Buyer shall have the right to purchase for use at the Facility Coal from alternative sources to replace (i) shipments of Coal that were rejected by Buyer but not cured in a timely manner by Seller pursuant to
Section 7.6(a) of this Agreement or (ii) deliveries of Coal that would have been made during any period in which such deliveries are suspended pursuant to Sections 7.6(b) or 7.6(c) of this Agreement. Seller shall use its best efforts to assist Buyer in finding and acquiring such replacement Coal. In the event that Buyer purchases replacement Coal pursuant to this Section 7.6(d), Seller shall reimburse Buyer for the amount by which the Delivered Cost of such replacement Coal exceeds the Delivered Cost of Coal delivered pursuant to this Agreement. Seller shall reimburse Buyer for such excess costs not more than thirty (30) days after receipt from Buyer of an invoice documenting such excess costs. For purposes of determining Buyer's compliance with the Requirements of Section 6.2 of this Agreement, replacement Coal purchased by Buyer pursuant to this Section 7.6(d) shall be treated as Coal delivered by Seller and accepted by Buyer pursuant to this Agreement.

                  ARTICLE 8 - SOURCE OF COAL AND MINE RESERVES

         Section 8.1. Source of Coal. Except as otherwise provided in Section
8.3 of this Agreement, all Coal tendered by Seller for delivery to Buyer pursuant to this Agreement shall be mined and produced from the Mine Reserves. Seller represents and warrants that it owns in fee, leases and/or otherwise possesses the legal right to mine and sell to Buyer Mine Reserves in such quantity and of such quality as will meet the requirements of this Agreement throughout the term of this Agreement. Seller shall permit Buyer reasonable visits and views of the Mine Reserves during normal operating hours. Within ninety (90) days after the end of each calendar year during the term of this Agreement and any extension thereof, Seller shall develop a mining plan for the Mine Reserves for the next calendar year together with representative core samples of the Mine Reserves. Upon timely notice to Seller, Buyer may visit the Mine, inspect the Mine Reserves, and obtain a copy of the mining plan. Seller hereby irrevocably commits to the performance of this Agreement Mine Reserves in such quantity and of such quality as will meet the requirements of this Agreement. Seller further represents and warrants that it will not sell or contract to sell any Coal from the Mine Reserves to any other party if to do so would, at any time during the term of this Agreement, prevent Seller from meeting its obligations to supply Coal to Buyer under this Agreement.

         Section 8.2. Restrictions on Transfer of Mine Reserves. During the term of this Agreement, Seller shall not sell, lease, encumber or otherwise transfer any of its ownership interests in the Mine Reserves which are necessary pursuant to prudent mining engineering practice to protect the requirements of this Agreement to any other party (including any parent, subsidiary or affiliate of Seller) unless such sale, lease, encumbrance or transfer occurs in connection with an assignment of this Agreement by Seller in accordance with the provisions of Article 18 of this Agreement.

         Section 8.3. Substitute Coal. Seller shall have the right to supply substitute Coal to Buyer from sources other than the Mine Reserves only if and to the extent that (i) Buyer grants its prior written consent to such substitution of Coal (which consent shall not be unreasonably withheld) or (ii) Seller is unable, because of the occurrence of an event of Force Majeure as defined in Article 14 of this Agreement, to supply Coal to Buyer from the Mine Reserves. Such substitute Coal shall meet all of the quantity and quality requirements specified in this Agreement and shall be supplied by Seller at a Delivered Cost to Buyer that is no greater than the Delivered Cost of Coal supplied by Seller from the Mine Reserves. Seller shall as necessary adjust the purchase price for such substitute Coal or reimburse Buyer for its increased costs of transporting such substitute Coal to the Facility so as to ensure that the Delivered Cost of such substitute Coal to Buyer is no greater than the Delivered Cost of Coal supplied by Seller from the Mine Reserves. Such substitution of Coal shall also be subject to the following additional conditions: (i) Buyer's satisfaction with test analyses of the substitute Coal;
(ii) Seller's provision to

Buyer of amounts of such substitute Coal sufficient for performing satisfactory test burns or similar tests thereof at the Facility; (iii) Seller's provision of other means of proof, satisfactory to Buyer, of the compliance of such substitute Coal with the quality requirements specified in this Agreement; and
(iv) Buyer's sole approval of the transportation arrangements for such substitute Coal. Buyer's consent to Seller's supply of substitute Coal shall not be construed as an acknowledgment by Buyer that any delivery of such substitute Coal to Buyer satisfies the quality requirements specified in this Agreement.

                ARTICLE 9 -- DELIVERY, LOADING AND TRANSPORTATION

    Section 9.1. Scheduling of Deliveries.

         (a) Not less than fourteen (14) days prior to the beginning of the Build-Up Period, Buyer shall notify Seller of the amount of Coal to be delivered by the beginning of the Build-Up Period, and shall also notify Seller of the amount of Coal thereafter to be delivered during each calendar month of the Build-Up Period. Not less than fourteen (14) days prior to the beginning of each calendar month subsequent to the beginning of the Build-Up Period, Buyer shall notify Seller of the amount of Coal to be delivered during such calendar month. Upon Seller's receipt of each such monthly notice from Buyer, the Parties shall confer and arrange a delivery schedule for such calendar month consistent with the operating requirements of the Facility and Buyer's needs.

         (b) Not less than fourteen (14) days prior to the beginning of each calendar month of the Operating Period, Buyer shall notify Seller of the amount of Coal to be delivered during such calendar month, and shall also furnish Seller with an estimate of the amount of Coal to be delivered during each of the three (3) next succeeding calendar months of the Operating Period. Upon Seller's receipt of each such monthly notice from Buyer, the Parties shall confer and arrange a delivery schedule for such calendar month consistent with the operating requirements of the Facility and Buyer's needs.

         (c) At Buyer's request, Seller shall use its best efforts to modify any monthly delivery schedule previously agreed to by the Parties in order to accommodate unforeseen changes in the operating requirements of the Facility or Buyer's needs.

         Section 9.2. Delivery.

                  (a) Seller shall tender all Coal for delivery to Buyer f.o.b. the Mine loaded in the railroad cars of the Transportation Company, by use of a ninety (90) car four (4) hour rapid load system or other system approved by Buyer. In the event that Seller elects to supply substitute Coal from sources other than the Mine Reserves pursuant to Section 8.3 of this Agreement, Buyer and Seller shall mutually agree to the place of tendering for delivery for such substitute Coal and to any necessary and appropriate related changes regarding delivery arrangements for such substitute Coal.

                  (b) Title to Coal shall pass from Seller to Buyer at the Facility, but risk of loss shall pass from Seller to Buyer at the Mine when loaded in the Transportation Company's railcars. Seller warrants that title to all Coal tendered for delivery under this Agreement shall be good and merchantable and its transfer lawful, and that such Coal shall be free and clear of any lien, claim, demand, security interest or other encumbrance.

                  (c) Upon Buyer's acceptance of delivery and certification of the quality of Coal by the Lab pursuant to Section 10.3 of this Agreement, but subject to Buyer's right to reject individual Shipments pursuant to Section 7.6
(a) of this Agreement, Buyer shall be obligated to pay Seller the applicable purchase price for the amount of Coal accepted.

         Section 9.3.   Weighing.

               Section 9.3.1. Seller Weights. The weight to be used in determining the quantity of Coal for which invoices are to be tendered and payments made in accordance with Article 11 of this Agreement shall be determined under this Section 9.3. Seller shall install and maintain at Seller's expense a weighing system which meets the requirements of the Transportation Company, and Transportation Company agrees to use Seller's weights for transportation purposes. Seller's weights will be used to determine the weight of Coal as required by this Agreement. Seller's weighing system must meet and be maintained and certified as required by the National Institute of Standards and Technology Handbook 44 (NIST H 44) as amended or any substitutes provided therefor and the Association of American Railroads Scale Handbook as amended or any substitutes provided therefor and any state, county or local jurisdiction rules which may apply. Copies of the certification shall be provided to Buyer as and when requested by Buyer. All scales used in Seller's weighing system to determine the governing weight of the Coal shall at Seller's cost be appropriately tested and certified on a periodic basis reasonably satisfactory to Buyer. The weighing system shall be maintained at all times as close as practicable to the condition established during the certification tests. Stenciled tare weights shall not be used by Seller in calculating net weight of coal shipped. All maintenance, other than routine, or modifications to the weighing system shall be promptly reported to Buyer. In the event Seller's weighing system ceases to operate properly, Seller shall immediately notify Buyer's representative.

     A net weight shall be determined and reported for each shipment of coal hereunder. Buyer shall have the right to have representatives and members of regulatory bodies having jurisdiction over the weighing device present, at their own risk and expense, at any and all times to observe determination of weights. If Buyer at any time questions the accuracy of the weights, Seller shall be advised; and Seller shall then permit Buyer's representatives to test, at their own risk and expense, Seller's weighing devices or methods. If such tests show the weighing devices to be out of tolerance, appropriate steps shall be taken to adjust the weighing devices to an accurate condition. In the event Buyer and Seller are unable to agree upon such tests and adjustments to the weighing devices and methods, the weighing devices and methods shall be tested and adjusted to a condition of accuracy by a qualified third party, mutually chosen by Buyer and Seller; and the cost of the testing and adjusting by such third party shall be shared equally by Buyer and Seller.

     If Seller's weighing devices or methods are determined to be out of tolerance as established by the applicable standards, an appropriate adjustment shall be made to the affected weights and related invoices and payments. Such adjustment shall be made retroactively to a date midway between the date on which the weighing devices were last certified and the date on which the out-of-tolerance condition caused by weighing methods or devices was first questioned and prospectively until the date on which the weighing methods and devices were corrected.

               Section 9.3.2. When Seller's Weights Not Available. In the event Seller's actual scale weights for a Shipment are not available due to scale breakdown or other cause, or in the event Seller otherwise fails to weigh Coal for a Shipment as required hereunder, Transportation Company shall determine the weight of the Coal for such Shipment. Seller shall pay or reimburse Buyer the costs and charges of the Transportation Company for weighing the Coal in any such Shipment. In the event Transportation Company is unable to weigh the Coal in such Shipment, the weight of a Shipment shall be determined by determining the average weight of Coal per railcar per size of car (e.g., 100-ton car, 90-ton car, 80-ton car, etc.) in the next prior ten (10) Shipments, or if there are less than ten (10), then in the number of Shipments available, and multiplying such average(s) by the number of cars of the same size cars in the Shipment for which weights are sought.

         Section 9.4 Loading.

                 (a) Seller shall be responsible at its own expense for loading Coal tendered to Buyer under this Agreement. Seller shall load all Coal tendered for delivery to Buyer in a safe and prudent manner in accordance with ERLB's instructions and the Transportation Company's tariffs, circulars, rules and regulations governing loading, safety, train permits and other procedures, and in accordance with generally accepted loading practices and procedures in the coal mining and railroad transportation industries. However, Seller shall have the right to reject for loading any railcars provided by the Transportation Company which are not suitable for loading, in which event the Transportation Company shall be responsible for either (i) providing suitable replacement cars or (ii) adjusting minimum charges to allow fewer than minimum unit train car loadings.

                 (b) Seller shall indemnify Buyer from all liability, loss or damage, including any liability to the Transportation Company, which Buyer suffers as a result of any claim, demand, loss or judgment against Buyer arising out of or relating to Seller's failure to load or deliver the Coal tendered to Buyer in a safe and prudent manner in accordance with the Transportation Company's tariffs, circulars, instructions, rules and regulations governing loading, safety, train permits and other procedures, and in accordance with generally accepted loading practices and procedures in the coal mining and railroad transportation industries.

                 (c) When and as directed by Buyer, Seller shall apply freeze protection material to the Coal. The freeze protection material shall be selected from an approved list of such materials as used by Virginia Power for coal deliveries to Virginia Power's pulverized coal plants. Buyer shall promptly reimburse Seller for Seller's actual purchase price of such freeze protection material. There shall be no additional charge by Seller to Buyer for the labor and/or administrative costs of application of such freeze protection material.

         Section 9.5. Transportation. Seller shall coordinate the scheduling of Shipments with the Transportation Company and shall be responsible for any demurrage, car detention, storage or other charges assessed by the Transportation Company which accrue at the loading point, including any demurrage, car detention and/or storage charges at origin, charges for loading less than the specified minimum tonnage per railroad car or per train, charges for cancellation of orders for railroad cars, charges for shipment of less than minimum annual tonnage (unless due to the fault of Buyer, and unless such minimum is greater than the tonnage required under this Agreement) or other charges or penalties assessed for failure to load railroad cars in conformity with the requirements of the applicable rail transportation tariff or contract governing the shipment of Coal, provided that the tariff or contract terms, as the case may be, governing the shipments as to such charges or penalties reasonably reflect the tariff or contract terms, as the case may be, of Transportation Company's tariffs or contracts generally applicable to trainload shipments of coal destined to Virginia Power. Buyer shall arrange for and pay all costs of transportation of the Coal from the Mine to the Facility. The Transportation Company shall be a third party beneficiary of this Section 9.5 and shall be entitled to enforce it pursuant to the terms thereof.

         Section 9.6. Shipping Notice. Not more than twelve (12) hours after the date on which Seller completes the loading of Coal into railroad cars at the Mine for an individual Shipment, Seller shall send Buyer a shipping notice listing for such Shipment the amount and weight of Coal included in the Shipment (with appropriate weight documentation), the source or sources of the Coal included in the Shipment, the railroad origin point and date of shipment and such other information as the Parties may agree upon from time to time. Such shipping notice shall be accompanied by a copy of all bills of lading, mine cards, invoices, or other shipping documents issued by the Transportation Company at the loading point in connection with such Shipment.

         Section 9.7. Assurances of Delivery. If Seller has not made timely deliveries of Coal in accordance with the schedules established pursuant to Section 9.1(b) of this Agreement, Buyer may request and Seller shall provide Buyer assurances that Seller shall provide Buyer timely tenders of delivery of Coal meeting the requirements of this Agreement. Such assurances shall include meeting loading schedules to meet Buyer's fuel requirements at the Facility.
If Seller fails to provide such assurances within seven (7) days after such request, Buyer shall have the right to purchase Coal from alternative sources for use at the Facility to replace deliveries of Coal that would have been made in accordance with the schedules established pursuant to Section 9.1(b) of this Agreement. In the event that Buyer exercises such right, the provisions of
Section 7.6(d) of this Agreement shall apply with regard to the cost of such replacement Coal and Buyer's compliance with the Requirements of Section 6.2 of this Agreement.

                     ARTICLE 10 -- SAMPLING AND ANALYSIS

         Section 10.1. Procedures. Sampling and analysis of Coal tendered by Seller for delivery to Buyer under this Agreement shall be carried out in accordance with the provisions of this Article 10.

         Section 10.2.    Selection and Discharge of the Lab.

                 (a) Prior to the commencement of the Build-Up Period, the Parties shall by mutual agreement select an independent commercial testing organization to serve as the Lab and Seller shall enter into a contract with such Lab. If at any time during the term of this Agreement either Party becomes dissatisfied with the then incumbent Lab, such incumbent Lab shall be discharged; and the Parties shall by mutual agreement promptly select a qualified successor Lab; provided, however, that the discharged Lab shall continue to perform the functions of the Lab under this Agreement until the Parties' selection of a qualified successor Lab. If the Parties are unable to agree to the selection of a qualified successor Lab within thirty (30) days after notice by either Party of its intention to discharge such incumbent Lab, the Lab shall be selected by arbitration pursuant to Article 19 of this Agreement.

                 (b) If the Lab (as a result of being discharged or otherwise) ceases to perform the functions of the Lab before the Parties have selected a successor Lab, the Parties shall mutually agree to substitute procedures for the sampling and analysis of Coal. If the Parties are unable to agree to such substitute procedures, Seller at its own expense shall immediately assume the responsibility for sampling each Shipment of Coal tendered for delivery in accordance with the requirements of this Article 10 and shall promptly provide Buyer with a part of each such sample sufficient to enable Buyer to arrange for or conduct its own analysis of such Shipment.

         Section 10.3.    Duties of the Lab.

                 (a) The Lab shall take representative samples of each individual Shipment of Coal at the railcar loading point according to a statistically reliable method. Based on such samples, the Lab shall as soon as practicable after the taking of such samples perform an analysis of each Shipment of Coal to determine the moisture content, ash content, sulphur content, volatility matter, BTU content, delivered size and fines of the Coal included in such Shipment. The Lab shall certify as accurate and report to the Parties in writing the results of the Lab's analysis of each Shipment of Coal as soon as practicable after the completion of such analysis. Buyer shall not be required to unload railcars until it has received the Lab's analysis. Seller shall reimburse Buyer for any additional expenses incurred by Buyer, including, but not limited to, Transportation Company demurrage, as the result of Buyer's inability to unload railcars of Coal caused by the Lab's analysis not being made available to Buyer. The results of each such analysis shall be binding on the Parties for purposes of determining whether each individual Shipment meets the applicable Individual Specifications and whether Guaranteed Specifications are met.

                 (b) All sampling and analysis of Coal performed by the Lab pursuant to this Article 10 shall be in accordance with standards, methods and procedures approved by the ASTM or with such other standards, methods and procedures mutually agreed to in writing by the Parties.

         Section 10.4.    Failure of Sampling or Analysis Procedures.

                 (a) In the event that the Lab is unable for any reason to perform the sampling and analysis required under this Article 10, the Parties shall mutually agree to substitute procedures to be followed by the Lab. If the Parties cannot mutually agree to substitute procedures for the Lab to sample and analyze Coal tendered for delivery, then deliveries may, at Buyer's request, be suspended and such inability of the Lab shall constitute an event of Force Majeure as defined in Article 14 of this Agreement.

                 (b) In the event that the Lab determines that the sampling or analysis of Coal included in any Shipment was inaccurate or unreliable for any reason, the Lab shall certify the weighted average for the preceding and succeeding Shipments which the Lab determines are reliable and accurate and use this weighted average in lieu of the data for any Shipment determined to be unreliable or inaccurate.

         Section 10.5.    Rights of Buyer and Seller in Sampling and Analysis.

                 (a) The certified reports of sampling and analysis made by the Lab shall be binding on the Parties for all purposes under this Agreement, and the performance of the Parties under this Agreement shall be based on such reports.

                 (b) Each representative Shipment sample collected for analysis shall be divided into three (3) parts, and two (2) of these parts shall be stored in suitable air-tight containers at the Lab's testing facility for a period of at least sixty (60) days after delivery of the Shipment of Coal from which the sample was taken. At any time during such sixty (60) day period, Buyer or Seller shall be entitled to receive upon request to the Lab one (1) part of such sample for the purpose of independently analyzing the performance or verifying the analysis of the Lab. A Party requesting any part of such a sample shall arrange at its own expense for transportation of such part from the Lab's testing facility.

                 (c) Each Party shall have the right to have a representative present at any and all times to observe the sampling and analysis procedures. Buyer or Seller and their representatives shall also have the right to inspect and examine the performance of any equipment employed in the sampling or analysis of Coal pursuant to this Article 10.

         Section 10.6. Costs of the Lab. The costs of the Lab's sampling and analyses of the Coal pursuant to this Article 10 shall be shared equally by the Parties.

          ARTICLE 11 - PAYMENTS, ADJUSTMENTS FOR QUALITY AND DEFERRED
                                    PAYMENTS

         Section 11.1. Invoices. Not later than the thirtieth (30th) day of every month during each Year, Seller shall submit to Buyer an invoice showing the applicable purchase price and payment due for all Coal tendered for delivery by Seller and accepted for delivery by Buyer during the preceding month. Such invoice shall reflect the applicable Adjusted Base Price for such Coal. If at the time an invoice is sent by Seller to Buyer the applicable Adjusted Base Price for such Coal has not yet been calculated by Seller pursuant to Sections 3.2, 3.3 and 3.4 of this Agreement, such invoice shall be based on the then Adjusted Base Price (or in the case of the Year beginning on the date of the first delivery of Coal pursuant to this Agreement, on the Base Price); and Seller shall, after its calculation of the applicable Adjusted Base Price, make appropriate adjustments in its next regular invoice to Buyer to reflect the applicable Adjusted Base Price for such Coal. Adjustments for ash and BTU content will be performed on a monthly basis based on the weighted average of the Coal delivered.

         Section 11.2. Payment. Buyer shall pay each invoice sent by Seller not more than thirty (30) days after Buyer's receipt of such invoice.

         Section 11.3. Disputed Invoices. Buyer shall pay each invoice tendered by Seller in accordance with this Article 11, except those portions of such invoice in dispute or subject to arbitration or litigation. Buyer shall pay all undisputed portions of such invoice. The Parties shall use good faith to resolve all disputed items on invoices as soon as practicable.

         Section 11.4. Records. Each Party shall keep and maintain complete and accurate books and records of all matters relating to its performance under this Agreement. Each Party shall have the right from time to time, upon reasonable notice to the other Party, to examine the books and records of such other Party directly relating to this Agreement. All records of either Party relating to any Shipment of Coal shall be kept and maintained for not less than five (5) years after the Shipment was received and accepted at the Facility or for such longer period of time requested by the Financing Parties.

                            ARTICLE 12 -- INSURANCE


         Section 12.1. Insurance. Commencing on the date of the first delivery of Coal pursuant to this Agreement and continuing thereafter during the term of this Agreement, Seller at its own expense shall acquire and maintain insurance policies having the following minimum coverages:

                 (a) Comprehensive General Liability Insurance, including automobile liability and contractual liability, insuring the indemnity obligations set forth in this Agreement, with completed operations coverage, with limits of $1,000,000 per occurrence applicable to loss of or damage to property.

                 (b) Worker's Compensation Insurance, including Occupational Disease Insurance in accordance with the laws of the state or states where the work is to be performed, and Employer's Liability Insurance, in the amount of $1,000,000 per occurrence.

                 (c) All dollar amounts expressed in this Section 12.1 of this Agreement shall be adjusted from time to time to reflect the effects, if any, of inflation.

         Section 12.2. Coverages. The insurance policies acquired and maintained by Seller pursuant to Section 12.1 of this Agreement shall be endorsed naming Buyer, its employees, agents, successors and assigns as additional insureds with respect to any and all third party bodily injury and/or property damage claims arising from Seller's performance of this Agreement and shall require that Buyer be provided sixty (60) days' prior written notice of any cancellation or material change in any of such policies.

         Section 12.3. Evidence of Coverage. Not less than thirty (30) days prior to the commencement of the Build-Up Period, Seller shall in writing furnish Buyer with evidence satisfactory to Buyer that Seller has or will have insurance meeting the requirements of this Article 12. During the remaining term of this Agreement, Seller shall, upon reasonable request by Buyer, furnish Buyer and/or the Financing Parties with certificates of insurance described in this Article 12.

         Section 12.4. Liability Notwithstanding Insurance Coverage. The insurance coverages described in this Article 12 shall be primary to any other coverage available to Buyer, and shall not be deemed to limit Seller's liability under this Agreement.

                         ARTICLE 13 -- INDEMNIFICATION

         Section 13.1. Environmental. Seller shall indemnify, defend, protect and hold harmless Buyer, the Facility Operator, the Financing Parties, ERLB and the Transportation Company (and each of their respective employees, contractors, agents, successors and assigns) from and against all liabilities, damages, losses, costs or expenses of any kind or nature whatsoever (including reasonable attorneys', accountants' and consultants' fees and expenses, court costs and all other reasonable out-of-pocket expenses) suffered or paid as a result of any and all claims, demands, suits, penalties, causes of action, proceedings, judgments, administrative or judicial orders assessed, incurred or sustained by or against Buyer, the Facility Operator, the Financing Parties, ERLB or the Transportation Company (or any of their respective employees, contractors, agents, successors and assigns) in connection with or caused by Seller's (or its successor's or assign's) violation of any law, statute, regulation, ordinance, permit, governmental order or common law duty relating solely to the environmental protection aspects of the mining, production, and loading of Coal.

         Section 13.2. Notice and Legal Defense. Promptly after receipt by a Party of any claim or notice of the commencement of any action, suit, administrative or judicial proceeding or investigation as to which the indemnification obligations set forth in Section 13.1 of this Agreement might apply, the Party receiving such claim or notice shall notify the other Party in writing of the receipt of such claim or notice. Seller shall immediately assume and be responsible for the defense of such claim, action, suit, administrative or judicial proceeding or investigation. In conducting such defense, Seller shall select and retain counsel mutually satisfactory to Seller and Buyer; provided, however, that if the parties in any such claim, action, suit, administrative or judicial proceeding or investigation include both Buyer and Seller and the Parties conclude that there may be legal claims or defenses available to Buyer which are different from, additional to, or inconsistent with those available to Seller, then Buyer shall have the right to select and retain (at Buyer's expense) separate counsel to represent it in the defense of such claim, action, suit, administrative or judicial proceeding or investigation.

         Section 13.3. Failure to Defend Action. If Buyer is entitled to indemnification under Section 13.1 of this Agreement as a result of any claim, action, suit, administrative or judicial proceeding or investigation, and if Seller fails to assume and be responsible for the defense of such claim, action, suit, administrative or judicial proceeding or investigation, then Buyer shall have the right (without obtaining Seller's consent) to settle such claim, action, suit, administrative or judicial proceeding or investigation if, in the written opinion of Buyer's independent outside counsel, such claim, action, suit, administrative or judicial proceeding or investigation is meritorious and the terms of the settlement are reasonable. Seller shall be responsible for all reasonable expenses actually incurred with respect to such settlement, other than the costs of Buyer's separate counsel with respect to legal claims or defenses available to Buyer which are different from, additional to, or inconsistent with those available to Seller, and such settlement shall not affect Seller's obligation to indemnify the indemnified Party pursuant to this Article 13. Any disputes between the Parties regarding what is "reasonable" under the circumstances shall be subject to resolution in accordance with the arbitration provisions of Article 19 of this Agreement.

         Section 13.4. Indemnification Amount. In the event that Seller is obligated under this Article 13 to indemnify, defend, protect and hold harmless Buyer, the amount owing to Buyer shall be the amount of Buyer's actual, out-of-pocket loss or payment net of (i) any insurance or other recovery actually received by Buyer and (ii) any net reduction of taxes actually realized by Buyer solely as a result of such loss and any recovery (whether such recovery is derived from the indemnity payments made under this Article 13 or insurance proceeds).

         Section 13.5. Survival. This Article 13 shall survive the termination or expiration of this Agreement.

                          ARTICLE 14 -- FORCE MAJEURE

         Section 14.1.    Definition.

                 (a) "Force Majeure" shall mean any cause or causes which wholly or partly prevent or delay the performance of any obligation imposed by this Agreement and which are not reasonably within the control of the Party affected thereby, and shall include each of the events stated in Section 14.1(b) of this Agreement with respect to Buyer and each of the events stated in Section 14.1(c) of this Agreement with respect to Seller.

                 (b) With respect to Buyer, events of Force Majeure shall mean any events which directly impede or impair the delivery of Coal to, the consumption of Coal at, or the generation of electricity and/or steam from, the Facility, including but not limited to, acts of God, fires, floods, electrical storms, windstorms, extremes of temperature, earthquakes, epidemics, or similar cataclysmic occurrences, nuclear emergency, labor strikes, explosions, restrictions or restraints imposed by law, rule, regulation or order of any Federal, State or local governmental authorities, inability to obtain or maintain necessary permits, cessation of transportation service to the Facility (unless alternative equivalent transportation can reasonably be arranged at similar cost and schedules), damage to equipment at the Facility, inability to obtain parts or materials at the Facility, embargoes, acts of the public enemy or sabotage, boycotts, blockades, wars, insurrections, riots, civil disturbances, acts of terrorism, or inability to obtain personnel at the Facility.

                 (c) With respect to Seller, events of Force Majeure shall mean any events which directly impede or impair the mining, processing or loading of Coal at the Mine, including but not limited to, acts of God, fires, floods, earthquakes, epidemics or similar cataclysmic occurrences, nuclear emergency, explosion, general industry-wide restrictions or restraints imposed by law, rule, regulation or order of any Federal, State or local governmental authorities, embargoes, acts of the public enemy, wars, insurrections and labor strikes still occurring after Seller has used its reasonable efforts to prevent such a strike; provided, however, that nothing contained herein shall be construed as requiring Seller to accede to any demands of labor or any labor unions which Seller considers unreasonable. The term Force Majeure does not include (i) governmental action that affects the cost of Seller's supply of Coal or any alternate supplies of Coal or the demand for Seller's Coal, (ii) changes in market conditions that affect the cost or availability of Coal or any alternate supplies of Coal or the demand for Coal, and (iii) unavailability of equipment, inability to obtain or renew Permits due to Seller's actions within its reasonable control, or slowdowns of Seller's employees.

         Section 14.2.  Effect of Force Majeure.

                 (a) If because of the occurrence of an event of Force Majeure either Party is wholly or partly unable to perform any obligation imposed by this Agreement (except the obligation to pay or expend money), and if such Party provides the other Party notice of such Force Majeure as provided for in Section 14.3 of this Agreement, then the obligations of the Party claiming such event of Force Majeure shall be suspended to the extent made necessary by such event of Force Majeure and during its continuance; provided, however, that the Party claiming such event of Force Majeure initiates all actions reasonably necessary to eliminate such event of Force Majeure insofar as possible with all reasonable dispatch. The occurrence of an event of Force Majeure shall not excuse the performance of any obligation that arose prior to such occurrence. Only the Party suffering an event of Force Majeure may claim Force Majeure; provided, further, however, that performance of the other Party's obligations shall be excused if such obligations depend on the performance of the obligations suspended by reason of Force Majeure.

                 (b) If Shipments of Coal are suspended because of the occurrence of an event of Force Majeure, Seller shall not be required to make up any deficiency in deliveries of Coal to Buyer resulting from such occurrence, and shall not be required to supply coal from any source other than the Mine. Buyer shall have the right to purchase for use at the Facility replacement coal from alternative sources during any period in which Shipments of Coal are suspended because of the occurrence of an event of Force Majeure. For purposes of determining Buyer's compliance with the Requirements of Section 6.2 of this Agreement, replacement coal purchased by Buyer pursuant to this Section 14.2(b) shall be treated as Coal delivered by Seller and accepted by Buyer pursuant to this Agreement.

                 (c) If Seller's ability to mine, produce and sell coal from the Mine is reduced as a result of the occurrence of an event of Force Majeure, Seller shall have the right during the continuance of such event of Force Majeure to allocate the total output of coal from the Mine among Buyer and those customers of Seller with which Seller has a firm contract of at least one (1) year duration and which was in effect as of the date six (6) months prior to such allocation; provided, however, that Seller shall not reduce its Shipments of Coal to Buyer when it is delivering coal from the Mine to any other customer under any agreement made subsequent to this Agreement unless Buyer shall have given its prior written consent thereto.

         Section 14.3. Notice. Any Party claiming Force Majeure shall, not more than three (3) days after the occurrence of an event of Force Majeure, provide the other Party written notice of the occurrence of such event of Force Majeure. Such written notice shall include a description of the nature and cause of and circumstances surrounding the event, an estimate of the probable duration of such event and a description of the probable impact of such event on the ability of the Party claiming such Force Majeure to perform its obligations under this Agreement. During the continuance of the claimed event of Force Majeure, the Party claiming such Force Majeure shall promptly furnish the other Party at its request written reports containing the same information that is required to be included in such notice. The Party claiming Force Majeure shall provide the other Party notice of the cessation of such event of Force Majeure promptly after such cessation. In the event Buyer claims Force Majeure and estimates (i) a probable duration of such event in excess of ninety (90) days, and (ii) a probable impact that Buyer will be unable to take deliveries of or to burn Coal at the Facility during such period of Force Majeure, Seller shall be entitled to sell Coal from the Mine to other parties in an amount which is substantially equal to that which Buyer would have obtained during the period of Force Majeure but for such event of Force Majeure. Upon written notice from Buyer that it will be able to resume deliveries of Coal to the Facility, Seller shall cease making such sales from the Mine to other parties.

         Section 14.4. Burden of Proof. If the Parties are unable to agree in good faith that an event of Force Majeure has occurred, or on the duration of such Force Majeure, the matter shall be submitted to arbitration pursuant to
Article 19 of this Agreement. In any such arbitration proceeding, the burden of proof on the issue of whether an event of Force Majeure has occurred, or the duration of such Force Majeure, shall be on the Party claiming such Force Majeure.

         Section 14.5. Buyer's Right to Suspend or Terminate. If because of the occurrence of an event of Force Majeure Seller is unable for more than thirty (30) consecutive days during any period of one hundred eighty (180) consecutive days to supply Coal meeting the quantity and quality requirements of this Agreement, then Buyer shall have the right either (i) to suspend all further performance of this Agreement for a period not to exceed eighteen (18) months upon providing Seller not less than seven (7) days' prior written notice of such suspension or (ii) to terminate this Agreement upon providing Seller not less than fourteen (14) days' prior written notice of such termination. Buyer's suspension or termination of this Agreement pursuant to this Section 14.5 shall not constitute an Event of Default within the meaning of Article 16 of this Agreement, and shall not result in liability of either Party to the other except for payments due and owing and claims in dispute on the date of such termination.

         Section 14.6. Seller's Right to Suspend or Terminate. If because of the occurrence of an event of Force Majeure following the Start Up Date, Buyer is unable to take deliveries of or to burn Coal at the Facility, and such disability continues for at least one hundred eighty (180) consecutive days, then, unless Buyer is exercising due diligence in its efforts to remedy the condition of Force Majeure, Seller shall have the right to terminate this Agreement upon providing Buyer not less than fourteen (14) days' prior notice of such termination; provided, however, if Buyer is unable to remedy the condition of Force Majeure and resume deliveries of or burn Coal at the Facility after a period of twenty-four (24) consecutive months from the occurrence of such event of Force Majeure, Seller shall have the right to terminate this Agreement upon giving Buyer ten (10) days written notice of termination. Seller's termination of this Agreement pursuant to this Section 14.6 shall not constitute an Event of Default within the meaning of Article 16 of this Agreement, and shall not result in liability of either Party to the other except for payments due and owing and claims in dispute on the date of such termination.

         Section 14.7. Extension of Term. Either Party shall have the right to extend the term of this Agreement for a period of time equal to the sum of all periods during which the other Party was unable, because of the occurrence of an event of Force Majeure, to perform any of its obligations under this Agreement; provided however, that in no event shall this Agreement be extended beyond the term of the Power Agreement. The Party desiring to exercise such right to extend the term of this Agreement shall notify the other Party in writing of such exercise not less than thirty (30) days prior to the scheduled date of termination of this Agreement. If both Parties exercise their right under this Section 14.7 to extend the term of this Agreement, such term shall be extended for a period of time equal to the longer of (i) the sum of all periods during which Seller was unable, because of the occurrence of an event of Force Majeure, to perform any of its obligations under this Agreement or
(ii) the sum of all periods during which Buyer was unable, because of the occurrence of an event of Force Majeure, to perform any of its obligations under this Agreement.

                     ARTICLE 15 -- BUYER'S RIGHT TO BUY OUT

         Section 15.1. Payment to Seller. At any time after the Start-Up Date, upon thirty (30) days' written notice from Buyer and served on Seller, Buyer shall be entitled to terminate this Agreement by tendering to Seller in readily available funds the Call Amount; provided, however, this Section 15.1 shall not apply if Buyer either (i) elects not to construct or operate the Facility as provided in Section 5.3 of this Agreement, or (ii) exercises rights to suspend or terminate under Section 14.5 of this Agreement. The "Call Amount" shall be an amount equal to the product of the following factors: (a) $[xxx] (3d Q. - 1992 dollars) escalated at the same time and by the same percentage change, up or down, as the percentage change of the Coal Price as provided in Sections 3.4 and/or 3.5 of this Agreement; and (b) the number of years or fractions thereof remaining in the term of this Agreement at the time the Call Amount is tendered.

------------
[xxx] These portions of this exhibit have been omitted and filed separately with the Commission pursuant to a request for confidential treatment.

                   ARTICLE 16 -- EVENTS OF DEFAULT; REMEDIES

         Section 16.1. Event of Default. Except as otherwise provided herein, an Event of Default under this Agreement shall be deemed to exist upon the occurrence of any one or more of the following events:

                 (a) Failure by either Party to make payment of any amounts due the other Party under this Agreement if such failure continues for a period of thirty (30) days after written notice by the other Party of such non-payment;

                 (b) Failure by Seller to tender Coal for delivery to Buyer in accordance with this Agreement if such failure continues for a period of seven (7) days after written notice by Buyer of such failure;

                 (c) Either Party's insolvency, bankruptcy or the appointment of a receiver for such Party's assets; and

                 (d) Failure by either Party to perform any other obligation imposed by this Agreement if such failure continues for a period of seven (7) days after notice by the other Party of such failure; provided, however, that if the non-performing Party shall commence within such seven (7) day period actions reasonably satisfactory to the other Party to cure such failure to perform, such failure to perform shall not constitute an Event of Default so long as such actions are prosecuted with reasonable diligence.

         Section 16.2. Remedy for Breach. In addition to any other remedies provided for in this Agreement, and except as otherwise provided herein, upon the occurrence and during the continuance of an Event of Default, the Party not in default shall have the right to terminate this Agreement upon providing the other Party not less than thirty (30) days' written notice and, in addition, shall have the right to pursue any other remedy now or hereafter existing at law, in equity or otherwise.

         Section 16.3. Specific Performance and Injunctive Relief. Each Party shall be entitled to a decree compelling specific performance with respect to, and shall be entitled without the necessity of filing any bond, to the restraint by injunction of any actual or threatened breach of any material obligation of the other Party under this Agreement. Such right to specific performance and injunctive relief shall exist without the necessity of seeking prior arbitration of any dispute under Article 19 of this Agreement.

                              ARTICLE 17 -- WAIVER

         Section 17.1. Waiver. The failure of either Party to require strict performance of any provision of this Agreement by the other Party, or the forbearance by either Party to exercise any right or remedy under this Agreement, shall not be construed as a waiver by such Party of the right to require strict performance of any such provisions or the relinquishment by such Party of any such right or remedy it might have with respect to any subsequent breach of such provisions. All waivers shall be in writing, shall be designated as a waiver pursuant to this Article 17, shall be signed by the waiving Party and shall recite the rights waived with specificity.

                      ARTICLE 18 -- SUCCESSORS AND ASSIGNS

         Section 18.1. Consent Generally Required for Assignment. Except as otherwise provided in Sections 18.2 and 18.3 of this Agreement, neither Party shall assign any rights, interests or obligations under this Agreement (including, without limitation, the right to receive money) without the prior express written consent of the other Party; provided, however, that either Party may without such consent assign its rights to receive money for the purpose of factoring accounts receivable. No such assignment pursuant to this
Section 18.1 shall be effective unless the assignee expressly assumes all such assigned rights, interests or obligations in a written document entered into with the non-assigning Party.

         Section 18.2. Seller's Right to Assign. Seller shall have the right, with the prior written consent of Buyer, to assign all of Seller's rights, interests and obligations under this Agreement to any corporation, partnership or other entity; provided, however, that Buyer's consent shall not be unreasonably withheld if such corporation, partnership or entity (i) either
(A) purchases or acquires substantially all of the assets of Seller (including the Mine and Mine Reserves), or (B) purchases or acquires all of the assets of the Mine and Mine Reserves, or (C) is either a parent of Seller or a wholly owned subsidiary of Seller's parent or wholly owned by Seller or a wholly owned subsidiary of Seller and in any such case acquires substantially all of the assets of the Mine and Mine Reserves; and (ii) has a creditworthiness and operational ability of at least as good a quality as that of Seller on the date hereof and is capable of performing this Agreement. No such assignment pursuant to this
Section 18.2 shall be effective unless the assignee expressly assumes all such assigned rights of Seller and the assignment is made and becomes effective in accordance with this Section 18.2.

         Section 18.3.    Buyer's Right to Assign.

                 (a) Buyer shall have the right, without the consent of Seller, to assign all of Buyer's rights, interests and obligations under this Agreement (i) to any corporation, partnership or other entity (including the Facility Operator) that either (1) purchases or acquires substantially all of the assets of Buyer (including the Facility), or (2) is controlling, controlled by or under common control with Buyer, or (3) acquires or assumes ownership or operational control of the Facility; or (ii) to the Financing Parties as may be provided in the Financing Documents.

                 (b) Buyer shall have the right, without the consent of Seller, to assign all of Buyer's rights and interests under this Agreement to the Financing Parties as security for Buyer's obligations under the Financing Documents and to Virginia Power as security for Buyer's obligations under the Power Agreement. Such assignment shall be in writing and a copy of such assignment shall be furnished by Buyer to Seller. Seller expressly acknowledges and agrees that in the event of such an assignment pursuant to this Section 18.3(b) and upon the occurrence of an event of default by Buyer under the Financing Documents or the Power Agreement, the

Financing Parties or Virginia Power, as the case may be, shall have the right (but not the obligation) to assume, or cause a new lessee, purchaser or operator of the Facility to assume, all of the rights, interests and obligations of Buyer thereafter arising under this Agreement. No such assumption of rights, interests and obligations pursuant to this Section 18.3(b) shall be effective unless the assuming party expressly assumes all such assumed rights, interests or obligations of Buyer. The Parties expressly agree that, in the event that the Financing Parties or Virginia Power assume Buyer's rights, interests and obligations under this Agreement pursuant to this Section 18.3(b), the liability of such Financing Parties or Virginia Power for performance of this Agreement shall be limited to such obligations that directly relate to the right, title and interest of such Financing Parties or Virginia Power in and to the Facility and the operating contracts related to such Facility.

                 (c) Seller agrees, upon request of Buyer, promptly to execute, and deliver to Buyer, the Financing Parties and/or Virginia Power a written consent to any such assignment of this Agreement pursuant to this
Section 18.3 and such written certificates as to the due authorization, execution and delivery by Seller of this Agreement as Buyer, the Financing Parties and/or Virginia Power may reasonably request.

         Section 18.4. Financing Parties' Beneficiaries. The provisions of this Article 18 are for the benefit of the Financing Parties, as well as the Parties hereto, and shall be enforceable by each. Seller hereby agrees that none of the Financing Parties, or any bondholder or participant for whom they may act, shall be obligated to perform any obligation or be deemed to incur any liability or obligation to Seller with respect to this Agreement, except as provided in this Article 18.

         Section 18.5 Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the Parties and each of their respective permitted successors and assigns.

                            ARTICLE 19 - ARBITRATION

        Section 19.1. Scope. Subject to Sections 3.2, 3.3, 3.4 and 16.3 of this Agreement, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Virginia Uniform Arbitration Act and the rules of the American Arbitration Association then in effect.

         Section 19.2 Arbitration Panel. The location of arbitration shall be in Richmond, Virginia, unless otherwise mutually agreed by the Parties. The method of arbitration shall be:

                  (a) The Parties shall agree upon a single arbitrator with knowledge of and experience in the matter of coal and the procurement and use of coal in electric power plants or the electric utility industry;

                  (b) If the Parties cannot agree upon a single arbitrator as provided in Section 19.2 (a) above, then each Party shall designate one (1) arbitrator and the two
                           (2) individuals so designated shall jointly select a third arbitrator;

                  (c) If the selection process provided in Section 19.2 (b) of this Agreement fails for any reason, then either Party may request the American Arbitration Association to appoint the arbitrator(s), who shall be familiar to the coal industry as having a background in coal.

         Section 19.3 Arbitrator(s) Decision. The decision of the arbitrator(s) on the matters presented shall be rendered within thirty (30) days following the submissions, if any, of the Parties. The decision shall be binding on the Parties, and shall be enforced before any court of competent jurisdiction and, upon application to such court, shall be enforced by an appropriate judicial order. If the arbitration is conducted by one (1) arbitrator, the Parties shall bear the expenses of arbitration equally. If the arbitration is conducted by three (3) arbitrators, each Party shall bear the expenses of the arbitrator appointed by itself and the Parties shall bear the expenses of the third arbitrator equally. All other expenses incurred by either Party shall be borne by the Party incurring the expenses.

        Section 19.4. Cofidentiality of Proceeding. Any arbitration proceeding under this Agreement shall, unless otherwise agreed, be held in confidence and the arbitrator(s) selected shall agree to maintain the confidentiality of all information submitted in the arbitration, to the extent such information is not within the public domain.

         Section 19.5 Survival. This Article 19 shall survive the termination or expiration of this Agreement.

                              ARTICLE 20 -- NOTICES

         Section 20.1. Notices. All notices, including communications and statements which are required or permitted under the provisions of this Agreement, shall be in writing and shall be deemed properly and sufficiently given or made if delivered in person with receipt acknowledged in writing by the recipient, sent by registered or certified mail return receipt requested, sent by prepaid telegram, sent by telecopier a facsimile machine with receipt acknowledged by similar means or sent or delivered by any other method which will assure evidence of receipt thereof, to the respective Parties at the addresses specified below.

         If to Buyer, addressed to:

                      Birchwood Power Partners, L.P.
                      c/o, SEI Birchwood, Inc.
                      100 Ashford Center, North
                      Atlanta, CA 30338
                      Attn: President

         If to Seller, addressed to:

                      AgipCoal Holding USA, Inc.
                      c/o C T Corporation
                      1209 Oranqe Street
                      Wilmington, Delaware 19801
                      Attn: President and CEO

                      Laurel Creek Co., Inc.
                      Right Fork of Camp Creek
                      East Lynn, West Virginia 25512
                      Attn: President

                      Rockspring Development, Inc.
                      Right Fork of Camp Creek
                      East Lynn, West Virginia 25512
                      Attn: President

                      AgipCoal Sales USA, Inc.
                      401 Tenth Street, Suite 301
                      Huntington, West Virginia 25701
                      Attn: President

         Section 20.2. Effectiveness. No notice shall be effective unless it is given or made in compliance with Section 20.1 of this Agreement. Notices given or made in compliance with Section 20.1 above are effective as of the time of delivery to or receipt by the Party to whom the notice is addressed; provided, however, that if a notice given or made other than in writing is confirmed by the Party giving or making notice within forty-eight (48) hours after receipt in compliance with Section 20.1 of this Agreement, then the effectiveness of such notice shall relate back to the time of receipt.

         Section 20.3. Changes in Persons and Addresses. The person or address of any Party to which written notice shall be given pursuant to this Agreement may be changed at any time pursuant to Section 20.1 of this Agreement by giving written notice to the other Party.

                          ARTICLE 21 -- MISCELLANEOUS

         Section 21.1. Independent Contractor. Seller shall at all times act as and be deemed to be an independent contractor for all purposes of this Agreement and will not act as or be deemed to be an employee, agent or servant of Buyer; provided, however, that nothing in this Section 21.1 shall limit the rights granted by Buyer to Seller in Section 3.5 Of this Agreement.

         Section 21.2. Agents of Seller; Subcontractors. No designation by Seller of any agent for purposes of submitting invoices, receiving payments or administering this Agreement shall be given effect or recognized by Buyer Until Seller has given Buyer written notice of such designation and Buyer has given Seller written notice of Buyer's acknowledgment. Seller may from time to time enter into arrangements with subcontractors, suppliers or agents to provide Buyer services that Seller is obligated under this Agreement to provide to Buyer. At Buyer's request, Seller shall inform Buyer of the identity of any such subcontractors, suppliers or agents. Notwithstanding any provision in this Agreement to the contrary, Seller shall not be excused from performing its obligations under this Agreement as a result of the non-performance of any of Seller's subcontractors, suppliers or agents; and seller shall indemnify and hold harmless Buyer pursuant to Article 13 of this Agreement from any loss or damage resulting from any acts or omissions of any such subcontractors, suppliers or agents of Seller relating solely to environmental aspects of the mining, production or loading of Coal

         Section 21.3. Confidentiality. Seller and Buyer shall retain in confidence the contents of this Agreement and any information obtained as a result of negotiation and performance of this Agreement which either Party identifies to the other as being proprietary in nature; provided, however, that Seller shall have the right to disclose such information to any parties providing (or contemplating providing) financing or refinancing for its operations, modification, expansion or improvement of the Mine or any facilities thereto; provided further that Buyer shall have the right to disclose such information to any parties providing (or contemplating providing) financing or refinancing for its purchase, construction, ownership, operation or modification of the Facility and to Virginia Power; and provided further that the Parties shall have the right to disclose such information when requested or required by a court or government agency or by subpoena issued in a judicial or administrative proceeding or by arbitration proceedings under this Agreement. The Parties hereby acknowledge that certain cost and physical property information related to fuel purchases are or will be routinely reported to state regulatory agencies, the Federal Energy Regulatory Commission and the Environmental Protection Agency and are or will be used by Buyer's consultants to make economic forecasts.

         Section 21.4. Amendments. No amendment or modification of, or supplement to, the terms of this Agreement shall be effective or binding on either Buyer or Seller unless reduced to writing and signed by both Parties.

         Section 21.5. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

         Section 21.6. Severability and Renegotiation. Should any provision of this Agreement for any reason be declared invalid or unenforceable by final and unappealable order of any court, or regulatory agency having jurisdiction thereover, or by any arbitration as provided in this Agreement, such decision shall not affect the validity of the remaining portions, which remaining portions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated. In the event that any such provision of this Agreement is so declared invalid, the Parties shall promptly renegotiate in good faith new provisions to eliminate such invalidity and to restore this Agreement as near as possible to its original intent, purpose and effect.

         Section 21.7. Other Agreements. This Agreement supersedes any and all oral or written agreements and understandings heretofore made relating to the subject matters contained herein and constitutes the complete and entire Agreement and understanding of the Parties relating to the subject matters herein.

         Section 21.8. Captions. All indices, titles, subject headings, section titles and similar items are provided for the purpose of reference and convenience only and are not intended to be inclusive, definitive or to affect the meaning, content or scope of this Agreement.

         Section 21.9. Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall have the same force and effect as the original instrument.

         Section 21.10. Non-Recourse Nature of Certain Obligations. Notwithstanding any other provision of this Agreement or other document relating thereto, except for any liability arising out of or attributable to fraudulent acts of a Party or any partner or shareholder of a Party, and except for the liability of a signatory to this Agreement arising out of or attributable to this Agreement, no partner, shareholder, officer, director, agent or employee of a Party shall have any personal liability and no parent, subsidiary or affiliate of a Party (other than a signatory to this Agreement) or any partner, shareholder, officer, director, agent or employee thereof shall have any liability whatsoever, for:

                  (a) the payment of any indebtedness related to this Agreement (whether in respect of principal, interest, costs or expenses); or

                  (b) the payment or performance of any obligation under this Agreement.

         Notwithstanding the foregoing, nothing in this Section 21.10 shall relieve a signatory to, or assignee of, this Agreement from liability for obligations under this Agreement.

        Section 21.11. Construction. This Agreement has been prepared by Buyer and its professional advisors and reviewed by Seller and its professional advisors. Seller, Buyer and their separate advisors hereby expressly acknowledge that this Agreement is the product of all of their efforts, that it expresses their agreement, and that it should not be interpreted in favor of either Seller or Buyer or against either Seller or Buyer merely because of their efforts in preparing it.

        IN WITNESS WHEREOF, the Parties hereto have caused this Coal Supply Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first set forth above.

WITNESS:                         BIRCHWOOD POWER PARTNERS, L.P.
                                 By SEI BIRCHWOOD, INC.,
                                     a General Partner

                                                        BUYER

By: /s/ Steve Gillis             By: /s/ R. S. Shepard
    -------------------------       -------------------------
                                 Title:  Vice President
                                       ----------------------

WITNESS:                         AGIPOCOAL HOLDING USA, INC.
                                                     A SELLER

By: /s/ Sarah A. Murphy          By:  /s/ Fabrizio Zichichi
   --------------------------       -------------------------
                                       President and CEO

WITNESS:                         AGIPCOAL SALES USA, INC.
                                                     A SELLER

By: /s/ Joseph F. Gergely        By: /s/ Paul H. Vining
  ---------------------------       -------------------------
                                       President

WITNESS:                           LAUREL CREEK CO., INC.


By: /s/ Sarah A. Murphy            By: /s/ Giseppe Petropat
   --------------------------         ---------------------------
                                             President


WITNESS:                           ROCKSPRING DEVELOPMENT, INC.
                                                         A SELLER

By: /s/ Sarah A. Murphy            By: Edward Malonis
   --------------------------         ---------------------------
                                             President

                                                                    ATTACHMENT A


                      PROVISIONS OF POWER AGREEMENT FOR
                  REDETERMINATION OF FUEL COMPENSATION PRICE
                              ADJUSTMENT FACTORS

   PARTIAL EXTRACT OF ARTICLE 10 FOR USE BY SEI FOR FUEL SUPPLY NEGOTIATIONS

       10.1 The Operator shall be compensated for the Net Electrical Output of the Facility on a cents per kWh basis at a rate equal to the Energy Purchase Price. The Energy Purchase Price is composed of the Base Fuel Compensation Price, the Fuel Compensation Price or the discounted Fuel Compensation Price, as applicable, as determined in Sections 10.2 - 10.13 below, multiplied by the Heat Rate and then increased by the variable O&M Price specified in Section 10.14. The Input/Output curve coefficients in the formula specified in Section 1.20 are A = __________, B = __________ and C = ___________ and shall remain fixed for the term of the Agreement.

                     The Facility is composed of 1 generating unit with Input/ Output curve coefficients as follows:

                        INPUT/OUTPUT CURVE COEFFICIENTS:

Unit No.                    A             B             C
--------                  -----         -----         -----

      1

                         -------       -------       -------


       10.2 The Base Fuel Compensation Price (BFCP) shall be the initial price Virginia Power will pay the Operator for the fuel portion of the Energy Purchase Price. The Base Fuel Compensation Price, effective ________ for energy received from the Facility, shall be based on a delivered fuel cost of ________ /c/million Btus. The Base Fuel Compensation Price shall be subject to adjustment only as specified herein.

       10.3 For the purpose of this Section, the following terms, whether in the singular or in the plural, shall have the meaning stated below:

              (a) Base Eastern Bituminous Coal Index (BEBCI) - The Eastern Bituminous Coal Index for the ________ Calendar Quarter of _________. Using the definitions specified herein, it is designated (EBCI) (_,19__) and is equal to ________ cents per million Btu as of the Execution of this Agreement.

              (b) Eastern Bituminous Coal Index (EBCI) - The average cost of coal (including the impact of any applicable tax credit, e.g. the Virginia Tax Credit) purchased for Virginia Power's in-system coal fired stations (which excludes Mt. Storm) reported in cents per million Btu for the Calendar Quarter in question. The index is calculated using the weighted average delivered cost of solid fuel, in c/million Btu, reported on FERC Form 423. The EBCI shall be abbreviated as EBCI(q,y) where q is the Calendar Quarter and y is the year.

  PARTIAL EXTRACT OF ARTICLE 10 FOR USE BY SEI FOR FUEL SUPPLY NEGOTIATIONS

        10.4 At least two (2) weeks prior to the Initial Synchronization Date and at least two (2) weeks prior to the beginning of each subsequent Calendar Quarter thereafter, the Fuel Compensation Price that will be effective during that next subsequent Calendar Quarter shall be calculated as follows:

                                   EBCI(q-2,y)-1
         Fuel Compensation Price = -------------------------- I BFCP
                                     BEBCI-1



Thus, if the Fuel Compensation Price were being determined for the first Calendar Quarter of 1990, the numerator of the above equation would be EBCI(3, 1989).
        10.5  THIS SECTION IS NOT USED.
        10.6 Operator may, with at least two (2) weeks prior written notice, specify, revise, or revoke a discount to the Fuel Compensation Price to be used in the following Calendar Month. This discount shall then be applied against the Fuel Compensation Price as calculated herein, and the resultant price will be used in lieu of the Fuel Compensation Price for the purpose of payments and Dispatch, whereas the non-discounted Fuel Compensation Price shall continue to be calculated in accordance with this Article 10. This discount will be effective, in the form specified in the Operator's notice, until Operator provides further notice as specified in this Section 10.6, except, however, that such discount shall be effective for at least one Calendar Month.
The resultant discounted Fuel Compensation Price shall not exceed the non-discounted Fuel Compensation Price calculated in accordance with this
Article 10.
        10.7 Opportunities to redetermine the BEBCI, the EBCI, and/or the fuel component of the Base Fuel Compensation Price shall begin on the third July 1 after the signing of this Agreement and every third July 1 thereafter ("Redetermination Date"). Either Party may submit written notice to the other Party requesting such redetermination no less than four (4) Calendar Months prior to the Redetermination Date. Such written notice shall include any proposed change(s) and the basis for such change(s). The Parties shall enter into good faith negotiations for the purpose of revising the BEBCI, the EBCI, and/or the Base Fuel Compensation Price to reflect more accurately the prices then prevailing in the market for prudent purchases of Solid Fuel. If such redetermination is not complete within thirty (30) Days after the Redetermination Date, either Party may submit the matter to binding arbitration as discussed in Sections 10.8 through 10.13, below.
        10.8 The location of arbitration shall be in Richmond, Virginia, unless otherwise mutually agreed. The method of arbitration shall be:
                (a) The Parties shall agree upon a single arbitrator with knowledge of and experience in the matter of Solid Fuel and the procurement and use of Solid Fuel in electric

  PARTIAL EXTRACT OF ARTICLE 10 FOR USE BY SEI FOR FUEL SUPPLY NEGOTIATIONS

                        power plants or the electric utility industry, or, if the Parties cannot agree;

                (b) Each Party shall designate one arbitrator and the individuals so designated shall jointly select a third arbitrator, or, if this arbitrator selection process fails;

                (c) Either Party may request the American Arbitration Association to appoint the arbitrator(s), who shall be a specialist(s) in the matter of solid fuel.

        10.9 Either Party may submit a written statement of its position to the arbitrator(s) and the other Party within thirty (30) Days of appointment. The other Party shall then have no more than twenty (20) Days to provide the arbitrator(s) and the other Party with a written response to such statement. These statements shall be the sole subject of the arbitration, except, however that the matters subject to arbitration shall be limited to:
                (a) A determination of a new Base Fuel Compensation Price based on the fair market price(s) which a prudent purchaser would pay for Solid Fuel to be delivered and used during the Month of the Redetermination Date; and/or

                (b) A determination of appropriate indices to adjust the Base Fuel Compensation Price in the future so as to track the fair market price(s) in the future for Solid Fuel in such a facility following the Redetermination date.

        10.10 In the redetermination of the Base Fuel Compensation Price, the arbitrators shall:
                (a) Consider a fair market price for Solid Fuel delivered to power generation facilities within Virginia Power's certificated service area during the Month of the Redetermination Date using both price quotes referenced in fuel contracts and prices received on either a contract or spot basis during the twelve (12) Month period preceding the Redetermination Date;

  PARTIAL EXTRACT OF ARTICLE 10 FOR USE BY SEI FOR FULL SUPPLY NEGOTIATIONS

                (b) Consider prices referenced pursuant to Section 10.10(a) above only when such prices apply for volumes in excess of 6,000 tons per Month for use in a fully Dispatchable Facility with a generating capacity of no less than 100 MW and located within Virginia Power's service territory;

                (c) Consider prices specified for Solid Fuel only when such Solid Fuel is of similar quality and characteristics as Solid Fuel used in pulverized coal boilers in Virginia Power's service territory;
                        and

                (d) Not consider prices specified for solid fuel for which either Party has an economic interest in the determination of the revised Base Fuel Compensation Price or in the consideration of the revised indices.

        10.11 In the determination of indices to govern future price adjustments, the arbitrator(s) shall:
                (a) Consider indices that are similar in operation and intent to the indices specified herein reflecting increases and decreases in average delivered Solid Fuel prices, and which rely on objective, average price data for those fuels;

                (b) Consider indices that take into account the delivered cost to fully dispatchable Solid Fuel fired electric generating facilities with capacity ratings of at least 100 MW located in Virginia Power's service territory;

                (c) Consider indices that use data that is verifiable by independent third parties and updated regularly;
                        and


C:\MISC\WP51\BIRCHWOD\EXTRACT.002

  PARTIAL EXTRACT OF ARTICLE 10 FOR USE BY SEI FOR FUEL SUPPLY NEGOTIATIONS

              (c) Not consider indices that use solid fuel data when such solid fuels are not of similar quality and characteristics as Solid Fuel used in pulverized coal boilers in Virginia Power's service territory.

       10.12 The decisions of the arbitrator(s) on the matters presented shall be rendered within thirty (30) Days following the submissions, if any, of the Parties. The Base Fuel Compensation Price and/or the associated indices established in accordance with this Article 10 shall be binding on the Parties, and shall be enforced before any court of competent jurisdiction and, upon application to such court, shall be enforced by an appropriate judicial order. If the arbitration is conducted by one arbitrator, the Parties shall bear the expenses of arbitration equally. If the arbitration is conducted by three arbitrators, each Party shall bear the expenses of the arbitrator appointed by itself and the Parties shall bear the expenses of the third arbitrator equally. All other expenses incurred by either Party shall be borne by the Party incurring the expenses.

       10.13 Following the decision of the arbitrator(s), the Base Fuel Compensation Price, the Base Solid Fuel Index, and the Solid Fuel Index as defined herein shall be replaced in accordance with those decisions, and adjustments to the Fuel Compensation Price shall thereafter be performed as if such decisions had been included in this Agreement. The effective date of changes determined by such redeterminations shall be one week after the completion of such redetermination.